Exhibit 99.1

               L. B. Foster Company Reports First Quarter Results


    PITTSBURGH, April 20 /PRNewswire-FirstCall/ -- L.B. Foster Company (Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported a net loss of $0.1 million ($0.01 per share) for the first quarter of 2004 versus a net loss of $0.2 million ($0.02 per share) in the first quarter of 2003. The prior year first quarter net loss included a net loss from discontinued operations of $0.2 million, or $0.02 per share.

    Net sales for the first quarter of 2004 were $65.5 million compared to $59.5 million in 2003, an increase of 10% while gross margins declined by
2.5 percentage points to 9.1% as compared to the same prior year period. The increase in net sales is principally due to a $4.0 million increase in the Rail Products segment where our New Rail Distribution business had a very strong quarter and also to a $2.8 million increase in sales in the Construction Products segment where our Piling business also experienced a significant increase in first quarter sales. The decline in gross profit margin percentage was due to the fact that our sales increases were experienced by our lower margin distribution businesses and that most of our higher margin manufacturing/fabrication business units experienced lower sales volumes. Additionally, the lower volumes at our manufacturing facilities negatively affected plant efficiencies, which further impacted the gross margin percentage decline. Selling and administrative expenses declined
$0.2 million or 3% from the same prior year period primarily due to lower insurance costs realized in the current quarter. Other income improved by $0.4 million compared to the prior year first quarter primarily as a result of the successful installation and sale of the Company's former Newport, KY pipe coating machinery and equipment which had been classified as "held for resale." First quarter interest expense declined 20% from the prior year due to a $4.5 million reduction in debt as compared to prior year levels.

    Cash flow from operations was negative for the first quarter of 2004 as the Company's working capital increased proportionately with the volume increases experienced in the quarter. Capital expenditures for the three months ended March 31, 2004 were $1.2 million as compared to $0.5 million in the same period of 2003.

    President and CEO, Stan Hasselbusch, commented, "While we are pleased with the performance of our Rail and Piling distribution units, a drop-off in volume at our manufacturing facilities, notably Fabricated Products and Coated Pipe, negatively impacted profitability in the first quarter. Fabricated Products' sales in the first quarter 2004, when compared to 2003, were down 31%; Coated Pipe's revenues were off 77%."

    Hasselbusch continued, "Coated Pipe's drop off was in large part due to start up delays on natural gas projects caused by recent spikes in steel prices. Fabricated Products, meanwhile, continues to be hurt by the lack of a new Federal highway and transit bill. The continued delay in a new highway and transit bill could weaken our Construction segment's outlook over the next three to five months.

    "However," Hasselbusch added, "we expect that passage of a highway and transit bill larger than its predecessor TEA-21 is imminent and should result in increased revenues throughout our Rail and Construction segments later this year. Additionally, bookings in the first quarter improved 8% over the first quarter of 2003, despite a continued weak market environment. We feel this increase, coupled with the ongoing implementation of Lean Enterprise throughout our organization, should equate to improved operating results through the balance of this year."

    The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects (including the passage of an adequate highway and transit bill), the potential value or viability of the DM&E, the ability to secure significant sales contracts, the Company's ability to obtain special trackwork products and the availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates", "expects", "should" or "will", generally should be considered forward-looking statements.



                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)

                                                      Three Months Ended
                                                           March 31,
                                                    2004              2003
                                                         (Unaudited)

    NET SALES                                      $65,452           $59,519

    COSTS AND EXPENSES:
    Cost of goods sold                              59,470            52,586
    Selling and administrative expenses              6,401             6,567
    Interest expense                                   463               579
    Other income                                      (694)             (320)
                                                    65,640            59,412

    (LOSS) INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                               (188)              107

    INCOME TAXES                                       (75)               43

    (LOSS) INCOME FROM CONTINUING OPERATIONS          (113)               64

    DISCONTINUED OPERATIONS:
    LOSS FROM OPERATIONS OF FOSTER TECHNOLOGIES          0              (380)
    INCOME TAX BENEFIT                                   0              (150)
    LOSS ON DISCONTINUED OPERATIONS                      0              (230)


    NET LOSS                                         ($113)            ($166)

    BASIC & DILUTED (LOSS) / EARNINGS PER
     SHARE:
      FROM CONTINUING OPERATIONS                    ($0.01)            $0.01
      FROM DISCONTINUED OPERATIONS                    0.00             (0.02)
    BASIC & DILUTED LOSS PER SHARE                  ($0.01)           ($0.02)


    AVERAGE NUMBER OF COMMON SHARES
      OUTSTANDING - BASIC                            9,806             9,524

    AVERAGE NUMBER OF COMMON SHARES
      OUTSTANDING - DILUTED                         10,149             9,599


                      L. B. Foster Company and Subsidiaries
                            Consolidated Balance Sheet
                                     ($ 000's)

                                                   March 31,      December 31,
                                                     2004             2003
      ASSETS                                     (Unaudited)

      CURRENT ASSETS:
         Cash and cash items                           $36            $4,134
         Accounts and notes receivable:
            Trade                                   43,100            34,668
            Other                                    2,260               105
         Inventories                                40,934            36,894
         Current deferred tax assets                 1,413             1,413
         Other current assets                        1,500               877
         Property held for resale                        0               446
             Total Current Assets                   89,243            78,537

      OTHER ASSETS:
         Property, plant & equipment-net            33,088            33,135
         Goodwill                                      350               350
         Other intangibles - net                       547               585
         Investments                                13,955            13,707
         Deferred tax assets                         4,098             4,095
         Other non-current assets                      455               750
              Total Other Assets                    52,493            52,622

                                                  $141,736          $131,159

      LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES:
         Current maturities on long-term debt         $540              $611
         Short-term borrowings                         822                 0
         Accounts payable-trade and other           34,076            23,874
         Accrued payroll and employee benefits       2,852             2,909
         Current deferred tax liabilities            1,749             1,749
         Other accrued liabilities                   2,506             2,550
             Total Current Liabilities              42,545            31,693

      LONG-TERM BORROWINGS                          16,000            17,000
      OTHER LONG-TERM DEBT                           3,740             3,858
      DEFERRED TAX LIABILITIES                       3,653             3,653
      OTHER LONG-TERM LIABILITIES                    4,472             4,411

      STOCKHOLDERS' EQUITY:
         Class A Common stock                          102               102
         Paid-in Capital                            34,934            35,018
         Retained Earnings                          38,286            38,399
         Treasury Stock                             (1,319)           (2,304)
         Accumulated Other Comprehensive Loss         (677)             (671)
             Total Stockholders' Equity             71,326            70,544

                                                  $141,736          $131,159



SOURCE  L. B. Foster Company
    -0-                             04/20/2004
    /CONTACT: Stan L. Hasselbusch of L. B. Foster Company, +1-412-928-3417, or fax, +1-412-928-7891, or investors@LBFosterCo.com/
    (FSTR)

CO:  L. B. Foster Company
ST:  Pennsylvania
IN:  CST TRN
SU:  ERN